EXHIBIT 99.1

Spirit Airlines Announces New Appointments to Board of Directors

MIRAMAR, Fla., September 24, 2019 - Spirit Airlines (NYSE: SAVE) announced today that its Board of Directors had appointed Christine P. Richards and Mark B. Dunkerley as its newest members, effective September 23, 2019. The Board also announced it had been informed by Robert L. Fornaro of his decision to step down from the Board, also effective September 23, 2019.
“We are delighted that Chris and Mark have agreed to join our board,” said Spirit’s Chairman, Mac Gardner. “With her strong background in aviation, corporate governance, customer support, government relations and business transactions, Chris will add an experienced voice in helping Spirit continue its trajectory as America’s largest and highest-quality value carrier.”
“We are also excited to bring on an aviation leader of Mark’s caliber,” Gardner continued. “His experience as a successful CEO at Hawaiian and senior leader in several other airline and aviation businesses will be a tremendous resource for the Board and the Spirit management team.”
“I am pleased to join the board of an innovative emerging company like Spirit,” said Ms. Richards. “I look forward to partnering with the rest of the board and with the Spirit management team as the company continues to grow and evolve.”
“Having watched Spirit’s rapid development over the years, I am delighted to join the board of this leading value airline and help to build on its record of success,” said Mr. Dunkerley.
Commenting on Mr. Fornaro’s decision to step down from the Board, Mr. Gardner said, “Spirit owes a great debt of gratitude to Bob for his vision and leadership over the past five years both as a valued colleague on the Board and as our company’s CEO from 2016 through 2018.”
Mr. Fornaro stated, “My years working with the Spirit board and management team have been among the most rewarding of my career. I leave with the company in strong and capable hands, and I send my special congratulations and best wishes to the Spirit Team Members that do such a great job every day for each other and for our Guests.”
Christine P. Richards’s career spanned 33 years with FedEx Corporation in various roles, including Executive Vice President, General Counsel and Secretary from 2005 until her retirement from FedEx in 2017. Prior to that position, Ms. Richards had responsibility in diverse areas including strategic transactions, fleet and supply chain, customer support and government and regulatory matters. Before joining FedEx, Ms. Richards was in private law practice. She serves on several non-profit boards including the Tennessee State Collaborative on Reforming Education and the Board of Visitors of the Fuqua School of Business at Duke University. Ms. Richards received her Bachelor of Arts in Economics, magna cum laude, from Bucknell University and her law degree from Duke University School of Law.
Mark B. Dunkerley has enjoyed a long and varied career in the commercial airline and aviation industry. From 2002-2018 he served as President and Chief Executive Officer of Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines. Prior to Hawaiian, he was Chief Operating Officer at Sabena Airlines Group and Executive Vice President at the Washington-based aviation consultancy, Roberts Roach & Associates. Prior to that, Mr. Dunkerley was President and Chief Operating Officer of Worldwide Flight Services, a leading multinational ground handling business and held various senior positions over 10 years at British Airways PLC. Mr. Dunkerley serves on the board of directors of Volotea Airlines, a low-cost carrier operating in Europe. He also serves as Vice-Chair of the board of the National Air & Space Museum. Mr. Dunkerley received his B.S. in Economics from The London School of Economics and Political Science and his M.A. in Air Transport Management from Cranfield University in the UK.
About Spirit Airlines:
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows every Guest to pay only for the options they choose - like bags, seat assignments and refreshments - something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We operate more than 600 daily flights to 76 destinations in the U.S., Latin America and the Caribbean, and are dedicated to giving back and improving the communities we serve. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you.